FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

         McCarthy, Terrance M.
         550 Montgomery Street
         San Francisco, California 94111

2. Date of event Requiring Statement (Month/Day/Year)

         August 15, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

         First Banks America, Inc.  (FBA)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     __X__ Director                                   ___ 10% Owner
     __X__ Officer (give title below)                 ___ Other (specify below)
              Executive Vice President

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group

                   X      Form filed by one reporting person
                  ---

                  ---     Form filed by more than one reporting person.

             Table I - Non-Derivative Securities Beneficially Owned
             ------------------------------------------------------

1. Title of Security                                Common stock

2. Amount of Securities Beneficially Owned          2,000

3. Ownership Form: Direct (D) or Indirect (I)        D

4. Nature of Indirect Beneficial Ownership           N/A

               Table II - Derivative Securities Beneficially Owned
               ---------------------------------------------------


1. Title of Derivative Security                                  N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)         N/A

3. Title and Amount of Securities Underlying Derivative
     Security                                                    N/A

4. Conversion or Exercise Price of Derivative Security           N/A

5. Ownership Form of Derivative Security: Direct (D) or          N/A

6. Nature of Indirect Beneficial Ownership                       N/A

     Explanation of Responses:                                   N/A



/s/ Terrance M. McCarthy
-----------------------------
Signature of Reporting Person

Date: August 21, 2001